February 11, 1994




Dear Stockholder:

     You are cordially invited to attend the 1994 annual meeting of stockholders on Tuesday, March 22, 1994, beginning at 9:30 a.m. Pacific Standard Time, at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California 94111.

     Holders of URS Corporation common stock are being asked to vote on all of the matters presented in the attached Notice of Annual Meeting of Stockholders. Whether or not you plan to attend the meeting in person, it is important that your shares of URS Corporation common stock be represented and voted at the meeting. Accordingly, after reading the attached Notice of Annual Meeting and Proxy Statement, please sign and date the enclosed proxy card and mail it in the envelope provided.

     We hope you can join us on March 22.

                                   Very truly yours,



                                   /s/ Martin M. Koffel










                             URS CORPORATION
                             ----------------

                     100 California Street, Suite 500
                   San Francisco, California 94111-4529

                   ------------------------------------


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MARCH 22, 1994
                 ----------------------------------------

     The Annual Meeting of Stockholders of URS Corporation will be held on Tuesday, March 22, 1994, at 9:30 a.m., Pacific Standard Time, at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California for the following purposes:

     1.   To elect directors;

     2. To consider ratification of the selection of Coopers & Lybrand as URS Corporation's independent auditors for fiscal year 1994; and

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on February 8, 1994 as the record date for determining the stockholders who will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the offices of URS Corporation, 100 California Street, Suite 500, San Francisco, California 94111-4529 for ten days prior to the meeting.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         Michael B. Shane, Secretary

February 11, 1994

                             URS CORPORATION
                             ---------------
                             PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of URS Corporation, a Delaware corporation (the "Company"), to be used in voting at the Annual Meeting of Stockholders to be held at 9:30 a.m. on Tuesday, March 22, 1994, at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California and at any adjournment of such meeting.

     The record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof has been fixed at February 8, 1994. As of that date, 6,989,369 shares of Common Stock of the Company were outstanding. Each common share is entitled to one vote on all matters presented.

     Any proxy given may be revoked by a stockholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending and voting in person at the Meeting. Subject to any such revocation, all shares represented at the Meeting by properly executed proxies will be voted in accordance with the specifications on the proxy. If no specification is made, the shares will be voted FOR (i) election of the nominees named herein as directors and (ii) ratification of the selection of Coopers & Lybrand as the independent auditors for the Company for fiscal year 1994.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees holding shares of record for their reasonable expenses in forwarding solicitation materials to beneficial owners of such shares. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telecommunication for the purpose of soliciting such proxies; but no additional compensation will be paid for such solicitation.

     This Proxy Statement and the accompanying proxy are being sent to stockholders on or about February 11, 1994. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED OCTOBER 31, 1993 ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE FORM 10-K MAY BE OBTAINED UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 100 CALIFORNIA STREET, SUITE 500, SAN FRANCISCO, CALIFORNIA 94111-4529 AND THE PAYMENT OF $0.25 PER PAGE FOR PHOTOCOPYING.

                          ELECTION OF DIRECTORS

     Directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been elected. Although Management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the Meeting, the proxy will be voted for a substitute nominee chosen by Management, or the number of directors to be elected may be reduced in accordance with the Company's By-Laws.

     All of the nominees are presently directors of the Company. Set forth below are the names and ages of the nominees, the principal occupation of each


nominee at present and for at least the past five years, certain directorships held by each and the year in which each became a director of the Company.

                                                                 Year
Name of                                                          First
Director          Principal Occupation                      Age  Elected
- --------          --------------------                      ---  -------
Richard C. Blum   Chairman and President, Richard C. Blum   58   1975
                  & Associates, Inc., a merchant banking
                  firm ("RCBA, Inc."); Vice Chairman of
                  the Board of Directors and financial
                  consultant to the Company; Director of
                  National Education Corporation since
                  1985; Vice Chairman of Shanghai Pacific
                  Partners, Inc. since 1986; Director of
                  Sumitomo Bank of California and AGP
                  Industrial Corporation since 1987;
                  Director of Northwest Airlines Corp.
                  since 1989; Director of Shaklee
                  Corporation since 1990; Director of
                  Triad Systems Corporation since 1992;
                  and Director of ImmuLogic
                  Pharmaceutical Corporation and CB
                  Commercial since 1993.


Emmet J.          Chairman of Cashin Investments since      71   1972
Cashin, Jr.       1993; Trustee, Thomson Fund Group since
                  1980; and Chairman and Chief Executive
                  Officer, Fox Group, a real estate
                  investment corporation, from 1968 to
                  1993.

Martin M.         Chief Executive Officer and President     54   1989
Koffel            of the Company since May 1989; Chairman
                  of the Board since June 1989;
                  independent executive management
                  services contractor from 1988 to 1989;
                  President, Optometric Group, The Cooper
                  Companies, Inc. (formerly CooperVision,
                  Inc.) from 1987 to 1988; President,
                  CooperVision Inc. 1987; President,
                  Cooper LaserSonics, Inc. 1986;
                  President, Diasonics, Inc. from 1985 to
                  1986; President, Oral-B Laboratories,
                  Inc. from 1981 to 1985; Director of
                  Regent Pacific Management Corporation
                  since 1993.

Richard B.        Chairman, since 1977, and Chief           64   1992
Madden            Executive Officer, since 1971, of
                  Potlatch Corporation; Director of
                  Pacific Gas and Electric Company since
                  1977; and Director of Consolidated
                  Freightways, Inc. since 1992.


                                                                 Year
Name of                                                          First
Director          Principal Occupation                      Age  Elected
- --------          --------------------                      ---  -------

Richard Q.        Management and engineering consultant     69   1970
Praeger           since 1974; Owner, Transition Books, a
                  book store, since 1979; prior to
                  November 1974, President, URS/Madigan-
                  Praeger, Incorporated.

Irwin L.          President, URS Consultants, Inc., the     57   1989
Rosenstein        Company's principal subsidiary
                  ("URSC"), since February 1989; Vice
                  President of the Company since 1987;
                  President of Eastern Region of URSC
                  from August 1986 to February 1989.

Michael B.        Executive Vice President of the Company   52   1989
Shane             since February 1989; General Counsel of
                  the Company since April 1987; Vice
                  President and Secretary of the Company
                  from April 1987 to February 1989 and
                  Secretary from January 1990 to present;
                  Acting Chief Operating Officer of the
                  Company from February 1989 to May 1989;
                  outside litigation counsel for the
                  Company from 1979 to 1987.

William D.        General Partner, Sequoia Associates, a    63   1988
Walsh             private investment firm, since 1983;
                  Chairman of the Board of Champion Road
                  Machinery, Ltd. and Newell Industrial
                  Corporation since 1988; Director of
                  National Education Corporation since
                  1987; Director of WLF Investment
                  Corporation since 1989; Director of
                  Basic Vegetable Products and BVP, Inc.
                  since 1990; Member of Management
                  Committee of Mike Yurosek & Son, L.P.
                  since 1992; and Director of Newcourt
                  Credit Group, Inc. since 1994.


     During fiscal year 1993, the Board of Directors held three meetings.
The Board of Directors has a Compensation/Option Committee, an Audit Committee and a Nominating Committee. Each Director attended at least 75 percent of the aggregate of (1) the total number of the meetings of the Board of Directors (held during the period for which he has been a Director) and (2) the total number of meetings held by all the committees of the Board of Directors on which he served (during the periods that he served), except Messrs. Blum, who did not attend one of the three Board of Directors meetings, and Cashin, who did not attend three of the 11 Board of Directors, Compensation/Option Committee and Audit Committee meetings.



     The Compensation/Option Committee consists of Mr. Praeger, Chairman, and Messrs. Cashin, Madden and Walsh. The Compensation/Option Committee held six meetings during fiscal year 1993. The primary responsibilities of the Compensation/Option Committee are to approve remuneration plans and other executive benefits and to administer the Company's stock purchase and incentive plans and the Company's 1991 Stock Incentive Plan.

     The Audit Committee consists of Mr. Walsh, Chairman, and Messrs.
Cashin, Madden and Praeger. The Audit Committee met twice during fiscal year 1993. The primary responsibilities of the Audit Committee are to review and approve the scope and fee for the auditors' annual examination of the Company's consolidated financial statements and review with the auditors the results for the year.

     The Nominating Committee consists of Mr. Madden, Chairman, and Messrs. Koffel and Walsh. The Nominating Committee did not meet in fiscal year 1993. The primary responsibilities of the Nominating Committee are to recommend to the Board of Directors prior to each annual meeting of stockholders (or other meeting of stockholders at which Directors are to be elected) a slate of nominees, to recommend an individual or individuals to fill any vacancy on the Board of Directors and to review the composition and functions of the Board of Directors and the performance of the incumbent Directors and make recommenda-tions as needed to improve effectiveness or the balance of the members. The Nominating Committee will consider nominees recommended by security holders. Any security holder who wishes to recommend a nominee for membership on the Company's Board of Directors must submit such nomination in writing to Mr. Richard B. Madden, Chairman of the Nominating Committee, in care of the Company at its principal executive offices. All such nominations will be thoroughly reviewed by the Nominating Committee.














                          EXECUTIVE COMPENSATION

Report of the Compensation/Option Committee On Executive Compensation
- ---------------------------------------------------------------------
     The Compensation/Option Committee has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company. Since March 1992, the Compensation/Option Committee has been composed solely of independent non-employee Directors of the Company. In fulfilling its responsibilities, the Compensation/Option Committee has used the services of an outside firm of compensation consultants.

     With the approval of the Compensation/Option Committee, the Company has developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to the Company's success, and also to provide such executives and managers with performance-based incentives tied to the profitability of the Company. Compensation of the Company's executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.

     Base Compensation
     -----------------
     Base compensation is established through negotiation between the Company and the executive at the time the executive is first hired, and then subsequently when the executive's base compensation is subject to review or reconsideration. Each of the Company's senior executives named in the following Summary Compensation Table (the "Named Executives") has received an evergreen employment contract which provides for a minimum base salary and other base compensation benefits. (SEE "Employment Agreements.") The base salaries of the Named Executives are subject to periodic review and possible increase by the Compensation/Option Committee (or, with respect to Dr. Tanzer, by the Chief Executive Officer), but cannot be decreased without the Named Executive's consent. Base salaries of all other executives and senior managers are subject to periodic review and increase or decrease by the Company's Chief Executive Officer at his option, within the overall framework of the compensation policies established by the Compensation/Option Committee.

     When establishing or reviewing base compensation levels for the Named Executives, the Compensation/Option Committee considers numerous factors, including the qualifications of the executive, whether the base compensation is within the range of executive pay levels at a selected group of other publicly and privately-held companies which compete with the Company for business and executive talent, the financial performance of those companies relative to the Company, the Company's strategic goals for which the executive has responsibility, and the recommendations of the Company's Chief Executive Officer (except with respect to his own base compensation). While there are overlaps, the compensation peer group is not completely the same as the stockholder return peer group discussed in "Stockholder Return Chart" below because the Company competes for executive talent with numerous companies outside that peer group. In establishing the initial base salaries under the employment agreements of the Named Executives noted above, particular weight was given to the need to attract and retain experienced executives qualified to guide the Company through its recent restructuring and turnaround and to



develop, implement and maintain the management and cost controls necessary for the Company's success.

     Annual Bonus Programs
     ---------------------
     In addition to base compensation, each of the Company's executives and selected senior managers, including the Named Executives, participates in either the annual URS Corporation Incentive Compensation Plan or the annual URS Consultants Incentive Compensation Plan. Under these plans, participating executives and senior managers ("Participants") can earn an annual bonus depending on the extent to which certain defined financial performance targets are met. If the performance targets are met, the Participant's bonus is determined as a fixed percentage of his or her base salary (the "Target Bonus"). If the performance targets are not met, the bonus earned is determined as a declining percentage of the Target Bonus depending on the extent of the shortfall. Conversely, if the performance targets are exceeded, then the Participant can earn a bonus in excess of the Target Bonus determined by the extent of the performance in excess of target, up to a maximum of two times the Target Bonus.

     Target Bonuses are established by contract for Messrs. Koffel and Shane at 60% and 50%, respectively, of base salary, and are established annually by the Chief Executive Officer for the other Named Executives and the other Participants, within the overall framework of the compensation policies established by the Compensation/Option Committee. For the Named Executives, Target Bonuses currently range from 40 percent to 60 percent of base salary.

     Overall financial performance targets are approved by the Compensation/Option Committee each year after consultation with the Chief Executive Officer. Under the 1993 URS Corporation Incentive Compensation Plan, the basic financial measurement used to gauge individual performance was the Company's net profits and return on total capital. The Compensation/Option Committee believes that these separate measures are duplicative and that a measurement based on net income alone provides an accurate standard against which to measure the performance of the Company's executives. For this reason, on December 21, 1993, the Compensation/Option Committee approved the 1994 URS Corporation Incentive Compensation Plan, which provides that the sole financial measurement used to gauge individual performance is the Company's fiscal year net income. Under the URS Consultants Incentive Compensation Plan, measurements of operating profit contribution, cash flow and, where appropriate, sales are applied to the financial performance of the operating division or unit for which the Participant has management responsibility. However, increasing emphasis is placed on Company-wide financial performance as the Participants' responsibilities increase. Overall Company profitability thresholds must be met before any bonuses can be earned at all participation levels.

     Long-Term Incentive Awards
     --------------------------
     The Company also has adopted the 1991 Stock Incentive Plan to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan can take a variety of forms, including stock options, stock appreciation rights and restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and award recipients with an equity stake in the Company,


thereby closely aligning their interests with those of the Company's stockholders. Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff, and key administrative staff, and the size of awards are generally consistent within each of these groups. The Compensation/Option Committee periodically considers whether to approve specific awards under this plan based on the recommendations of the Chief Executive Officer, who recommends the timing and size of awards. Factors considered include the executive's or key employee's position in the Company, his or her performance and responsibilities, the extent to which he or she already holds an equity stake in the Company, and equity participation levels of comparable executives and key employees at other companies in the compensation peer group discussed in "Base Compensation." However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is primarily based upon an evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

     Chief Executive Officer Compensation
     ------------------------------------
     The compensation of Mr. Koffel during fiscal 1993 was determined on the same basis as discussed above for all Named Executives: he received his base salary under the terms of his employment agreement, he participated in the 1993 URS Corporation Incentive Compensation Plan with a Target Bonus of 60 percent of his base salary, and he was eligible for awards under the 1991 Stock Incentive Plan (although no new awards were made). However, due to the fact that the Company did not meet the defined financial performance targets contained in the URS Corporation Incentive Compensation Plan for fiscal 1993, Mr. Koffel did not receive a bonus. No additional consideration was given by the Compensation/Option Committee to the compensation for Mr. Koffel during fiscal 1993.

     Tax Deduction of Executive Compensation
     ---------------------------------------
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was added to the Code by the Omnibus Budget Reconciliation Act of 1993, precludes the deduction by a publicly held corporation for compensa-tion paid to certain employees to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993. The Internal Revenue Service has recently issued proposed regulations for Section 162(m), which provide that qualified performance-based compensation will not be subject to the deduction limit if
(i) it is payable solely on account of the attainment of preestablished, objective performance goals, (ii) the performance goals are established by a compensation committee composed solely of two or more "outside" directors,
(iii) the material terms of the compensation and the performance goals are disclosed to and approved by shareholders before payment, and (iv) the compensation committee certifies that the performance goals have been satisfied before payment. The regulations are proposed to be effective for any payment that would be deductible for taxable years beginning on or after January 1, 1994. Because the Compensation/Option Committee did not approve any executive compensation in fiscal 1993 which was within the scope of Section 162(m) of the Code, and because the proposed regulations do not effect payments made prior to January 1, 1994, Section 162(m) of the Code and the proposed regulations do not effect the preparation of the Company's tax filings for fiscal 1993. However, the Compensation/Option Committee plans to make every reasonable effort to


cause any performance-based compensation falling within the scope of
Section 162(m) of the Code to qualify for the exemption contained in the proposed regulations.


                    Respectfully Submitted,

                    THE COMPENSATION/OPTION COMMITTEE

                    Richard Q. Praeger, Chairman
                    Emmet J. Cashin, Jr.
                    Richard B. Madden
                    William D. Walsh



Compensation and Option/SAR Tables
- ----------------------------------
     The following tables set forth certain information regarding the salary and benefits paid by the Company to its Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) during each of the three most recent fiscal years for services rendered to the Company and its subsidiaries.



























                                                 Summary Compensation Table
                                                 --------------------------
                                              Annual Compensation                      Long Term Compensation
                                    -------------------------------------------  --------------------------------
                                                                                         Awards           Payouts
                                                                                 ------------------------ -------
                                                                         Other                 Securities
                                                                        Annual    Restricted   Underlying          All Other
                Principal                                               Compen-      Stock      Options/    LTIP    Compen-
Name            Position            Year    Salary          Bonus     sation<F1> Award(s)<F2>     SARs    Payouts    sation
- ----            ---------           ----    ------          -----      ---------  -----------  ---------- -------   --------
                                             ($)             ($)          ($)         ($)         (#)       ($)       ($)

Martin M.       Chairman of the     1993   $385,000             $0      $3,220        $0           0         $0      $35,606  <F3>
Koffel          Board; Chief        1992   $380,625        $91,766      $3,781        $0           0         $0      $25,450
                Executive Officer;  1991   $366,507       $210,000      $3,823        $0        344,000      $0      $40,164
                President

Michael B.      Executive Vice      1993   $210,000             $0      $1,456        $0           0         $0       $3,235  <F4>
Shane           President; General  1992   $207,500        $41,712      $1,826        $0           0         $0       $4,328
                Counsel; Secretary  1991   $190,945       $130,000        $0          $0        137,600      $0      $10,013

Irwin L.        Vice President;     1993   $300,000             $0        $261        $0           0         $0      $16,707  <F6>
Rosenstein      President, URS      1992   $283,333        $66,298        $952        $0         10,000      $0       $7,248
                Consultants, Inc.   1991   $251,972 <F5>   $72,203      $1,390        $0         50,000      $0      $43,320

Martin S.       Executive Vice      1993   $220,000             $0        $492        $0           0         $0      $33,469  <F7>
Tanzer, Ph.D.   President, URS      1992   $183,333        $41,859        $840      $48,125        0         $0       $4,908
                Consultants, Inc.   1991   $150,363 <F5>   $68,863        $561        $0         35,000      $0      $27,928

Kent P.         Vice President;     1993   $179,434             $0        $0          $0           0         $0       $1,803  <F8>
Ainsworth       Chief Financial     1992   $163,125        $26,219        $0        $56,250      10,000      $0       $2,288
                Officer             1991   $124,046        $85,000        $0          $0         50,000      $0           $0

<F1> The amounts in this column represent automobile allowances for Messrs. Koffel, Shane and Rosenstein and Dr. Tanzer.
<F2> The aggregate number and value as of October 31, 1993 of each of the named executive's restricted share holdings are as follows:  Mr. Koffel, 0 shares, $0; Mr. Shane, 1,500 shares, $7,313, Mr. Rosenstein, 0 shares, $0; Dr. Tanzer,
     5,000 shares, $24,375; Mr. Ainsworth, 7,500 shares, $36,563.  The last portion of Mr. Shane's shares vested on
     December 7, 1993; Dr. Tanzer's and Mr. Ainsworth's shares vested 33% in 1993, and will vest 33% in 1994 and 34% in
     1995.  No dividends are paid on these restricted shares.
<F3> Consists of matching contributions of $2,358 paid by the Company pursuant to the Company's Defined Contribution Plan, a $1,355 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred
     Compensation Plan, and $5,343 of term life insurance premiums and $26,550 of disability insurance premiums paid pursuant to Mr. Koffel's employment agreement (see "Employment Agreements").
<F4> Consists of matching contributions of $2,100 paid by the Company pursuant to the Company's Defined Contribution Plan and a $1,135 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred
     Compensation Plan.
<F5> Excludes $50,000 paid in February 1991 to each of Mr. Rosenstein and Dr. Tanzer, which was earned at the time they executed their respective employment agreements in February 1989.
<F6> Consists of matching contributions of $2,358 paid by the Company pursuant to the Company's Defined Contribution Plan,
     $11,539 paid by the Company for the surrender of accrued vacation time and a $2,810 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan.
<F7> Consists of matching contributions of $2,242 paid by the Company pursuant to the Company's Defined Contribution Plan,
     $29,616 paid by the Company for the surrender of accrued vacation time and a $1,611 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan.
<F8> Consists of matching contributions of $1,803 paid by the Company pursuant to the Company's Defined Contribution Plan.
                                     -11-

     During fiscal 1993, no stock options or stock appreciation rights were granted to the Named Executives.

           Aggregated Option/SAR Exercises In Last Fiscal Year
                       and FY-End Option/SAR Values

                                                 Number of          Value of
                                                 Securities       Unexercised
                                                 Underlying       In-the-Money
                                                Unexercised       Options/SARs
                                                Options/SARs       at FY-End
                                               at FY-End (#)        ($)<F1>

                  Shares Acquired    Value      Exercisable/      Exercisable/
    Name            On Exercise     Realized   Unexercisable     Unexercisable
    ----          ---------------   --------   -------------     -------------
                        (#)           ($)

M. M. Koffel             0             $0         359,000           $600,280
                                                     0                 $0

M. B. Shane              0             $0         147,036           $240,112
                                                     0                 $0

I. L. Rosenstein         0             $0          48,354              $0
                                                   19,999              $0

M. S. Tanzer             0             $0          28,542              $0
                                                   11,667              $0

K. P. Ainsworth          0             $0          40,000              $0
                                                   20,000              $0

[FN]
<F1>    Based on 1993 fiscal year-end share price equal to $4.875.

Directors' Remuneration
- -----------------------
     During fiscal year 1993, the non-employee members of the Company's Board of Directors received an annual Director's fee of $15,000, plus an attendance fee of $2,000 for each Board of Directors meeting attended, and a fee of $500 for participation in any telephonic Board of Directors meetings. Non-employee Directors who are members of a committee of the Board received $625 for each committee meeting attended and the Chairman of the committee received an additional $625 per meeting. Employee members of the Board of Directors did not receive any such fees.

     During fiscal year 1993, Messrs. Blum, Cashin, Madden, Praeger and Walsh each received options to purchase 1,000 shares under the 1991 Stock Incentive Plan for services rendered as non-employee Directors during fiscal 1993. Employee members of the Board of Directors did not receive any such options.



     Richard C. Blum, a Director of the Company, receives $60,000 per year for services provided under a consulting agreement with the Company. In addition, the Company pays $90,000 per year to RCBA, Inc. under a separate consulting agreement. RCBA, Inc., directly and indirectly through several entities, holds 2,627,293 shares (assuming the exercise of certain warrants), or approximately 37%, of the Company's outstanding Common Stock. Mr. Blum is the majority stockholder of RCBA, Inc. The Company may terminate these consulting agreements at any time. In addition, during fiscal 1993, URSC performed an underground storage tank remediation investigation on behalf of RCBA, Inc. Such investigation was completed by October 28, 1993, and on November 19, 1993, RCBA, Inc. paid URSC $70,000 in gross revenues.


Employment Agreements
- ---------------------

Martin M. Koffel
- ----------------
     Mr. Koffel has an evergreen employment agreement with the Company which was executed in December 1991 and replaced his earlier employment agreement originally executed in May 1989. Under the 1991 agreement, Mr. Koffel receives an annual base salary of not less than $385,000 and is eligible for a target bonus equal to 60 percent of his base salary. The agreement obligates the Company to reimburse Mr. Koffel for the cost of maintaining disability insurance providing monthly benefits of not less than $10,000 in the event of his disability and provides for certain supplemental life insurance benefits which currently are in the form of a $1,155,000 term life insurance policy. If Mr. Koffel's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability), the Company must pay a severance payment equal to 150 percent of his then current base salary and his then current target bonus. If Mr. Koffel ceases to be employed by the Company for any reason other than for cause within one year following a Change in Control (see below), he becomes entitled to a special severance payment equal to three times the sum of his then current base salary and his then current target bonus. In addition, all awards held by Mr. Koffel under any of the Company's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control.
A Change in Control is defined in the agreement to include (i) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended, or (ii) any person acquiring 20 percent or more of the voting power of the Company or
(iii) more than 2/3 of the Directors not having served on the Board for 24 months prior to the Change in Control.

     Under the terms of the original employment agreement executed in May
1989, Mr. Koffel was granted SARs on 15,000 shares at the base price of $28.75 which expire upon the earlier of May 9, 1999 or the termination of Mr. Koffel's employment with the Company. At the Company's option, Mr. Koffel's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested. In May 1990, subsequent to the close of the February 21, 1990 restructuring of the Company, the Board granted Mr. Koffel a bonus in the amount of $500,000, payable in three equal installments on June 1 of 1990, 1991 and 1992 to reward him for leading the restructuring.



Michael B. Shane
- ----------------
     Mr. Shane has an evergreen employment agreement with the Company which was executed in January 1992 and replaced his earlier employment agreement originally executed in August 1989. Under the 1992 agreement, Mr. Shane received an annual base salary of not less than $200,000, and is eligible for a target bonus equal to 50 percent of his base salary. On February 24, 1992, the Compensation/Option Committee increased his annual base salary to $210,000. If Mr. Shane's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year. If Mr. Shane is terminated by the Company other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined above in the description of Mr. Koffel's employment agreement), Mr. Shane will be entitled to receive a severance payment equal to 200 percent of the sum of his then current annual salary and his then current target bonus. In addition, all awards held by Mr. Shane under any of the Company's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change of Control.

     Under the terms of the original employment agreement executed in August 1989, Mr. Shane was granted SARs on 6,500 shares at a base price of $13.75. The rights expire on the earlier of August 1, 1999 or the termination of Mr. Shane's employment with the Company. At the Company's option, Mr. Shane's SARs may at any time be replaced with options to purchase Common Stock on the same economic terms as the SARs. The SARs are fully vested. In May 1990, subsequent to the February 21, 1990 restructuring, the Board granted Mr. Shane a bonus in the amount of $160,000, paid in three equal installments on June 1 of 1990, 1991 and 1992 to reward him for his role in the restructuring.

Irwin L. Rosenstein
- -------------------
     Mr. Rosenstein has an evergreen employment agreement with URSC, which was executed in August 1991 and replaced his earlier employment agreement originally executed in February 1989. Under the 1991 agreement, Mr. Rosenstein received an annual salary of not less than $250,000 prior to March 1, 1992 and $300,000 thereafter. The agreement also obligates the Company to maintain a $400,000 term life insurance policy for Mr. Rosenstein and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Mr. Rosenstein's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). If Mr. Rosenstein ceases to be employed by the Company within one year following a Change of Control (see below), Mr. Rosenstein will be entitled to receive a severance payment equal to 100 percent of his then current base salary. Change in Control is defined in Mr. Rosenstein's agreement as the acquisition by any person of 51 percent of more of URSC's or the Company's then current outstanding securities having the right to vote at elections of Directors.

     Under the terms of the original employment agreement executed in February 1989, Mr. Rosenstein was granted SARs on 7,500 shares at the base price of $27.50 which expire upon the earlier of February 24, 1999 or the termination of Mr. Rosenstein's employment with the Company. At the Company's option, Mr. Rosenstein's SARs may at any time be replaced with options to


purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

Martin S. Tanzer, Ph.D.
- -----------------------
     Dr. Tanzer has an evergreen employment agreement with URSC, which was executed in August 1991 and replaced his earlier employment agreement originally executed in February 1989. Under the 1991 agreement, Dr. Tanzer received an annual salary of $150,000 prior to March 1, 1992 and $200,000 from that date though October 31, 1992. Effective November 1, 1992, Dr. Tanzer's annual salary was increased to $220,000. The agreement also obligates the Company to maintain a $400,000 term life insurance policy for Dr. Tanzer and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Dr. Tanzer's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). If Dr. Tanzer ceases to be employed by the Company within one year following a Change of Control (as defined above in Mr. Rosenstein's employment agreement), Dr. Tanzer will be entitled to receive a severance payment equal to 100 percent of his then current base salary.

     Under the terms of the original employment agreement executed in February 1989, Dr. Tanzer was granted SARs on 5,000 shares at the base price of $26.25 which expire upon the earlier of February 27, 1999 or the termination of Dr. Tanzer's employment with the Company. At the Company's option, Dr. Tanzer's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

Kent P. Ainsworth
- -----------------
     Mr. Ainsworth executed an evergreen employment with the Company in May 1991 following his employment as the Company's Vice President and Chief Financial Officer in January 1991. Under this employment agreement,
Mr. Ainsworth received an annual base salary of not less than $150,000. On February 24, 1992, the Compensation/Option Committee increased his annual base salary to $165,000. On March 23, 1993, the Compensation/Option Committee further increased his annual base salary to $185,000. If Mr. Ainsworth's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability), he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). If
Mr. Ainsworth is terminated by the Company other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined above in the description of Mr. Koffel's employment agreement), Mr. Ainsworth will be entitled to receive a severance payment equal to 280 percent of his then current base salary (reduced pro rata if such termination occurs within two years prior to normal retirement). In addition, all awards held by Mr. Ainsworth under any of the Company's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change of Control.







Stockholder Return Chart
- ------------------------
     The following chart compares the cumulative total stockholder return from a $100 investment in the Company's Common Stock for the last five fiscal years, compared to the Standard & Poors 500 Index and the cumulative total return of a peer index. The cumulative stockholder return performance of the Company has been compared to the Standard & Poor's 500 index and the weighted performance of a peer group of engineering companies. The peer index is comprised of the following companies:

     Jacobs Engineering Group      ICF International
     Gilbert Associates            Michael Baker Corporation
     Groundwater Technology        Greiner Engineering
     Geraghty & Miller             Harding Associates
     Emcon Associates              STV Group















             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             -----------------------------------------------

     A paper copy of the performance graph required by Item 402(l) of Regulation S-K is being submitted to the Commission under cover of Form SE pursuant to Item 304(d)(1) of Regulation S-T.






































                             STOCK OWNERSHIP
                             ---------------

     The following table contains information as of January 15, 1994 as to the beneficial ownership of Common Stock of the Company, including Common Stock obtainable upon the exercise of warrants ("warrant shares") and upon exercise of stock options exercisable on or prior to March 16, 1994, by (i) each person owning beneficially more than five percent of the Company's Common Stock;
(ii) each Director and nominee for Director; and (iii) the executive officers. To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.

Name and Address              Number of Shares        Percent of Class<F1>
- ----------------              ----------------        -------------------
Wells Fargo Bank, N.A.         288,810 shares                 9.76%
420 Montgomery Street          435,561 warrant shares
San Francisco, CA 94163        -------
                               724,371

Base Asset Trust               507,473 shares                13.00%
11444 West Olympic Blvd.       461,195 warrant shares
Los Angeles, CA 90064          -------
                               968,668

Richard C. Blum &
 Associates, Inc.
909 Montgomery Street
San Francisco, CA  94133
  (directly)<F2>                   996 shares               Less than 1%

  (through the
   following
   entities)<F3>:

    BK Capital Partners        104,719 shares                 6.88%
                               403,546 warrant shares
                               -------
                               508,265

    BK Capital Partners II     117,869 shares                 7.05%
                               403,546 warrant shares
                               -------
                               521,415

    BK Capital Partners III    403,338 shares                 7.30%
                               115,299 warrant shares
                               -------
                               518,637

    The Common Fund          1,077,980 shares                15.42%





Name and Address              Number of Shares        Percent of Class<F1>
- ----------------              ----------------        -------------------
Fund American Enterprises
Holdings, Inc.                 898,323 shares                12.85%
 The 1820 House
 Main Street
 Norwich, VT  05055-0850

The Travelers Inc.             723,195 shares                10.35%
 65 East 55th Street
 New York, NY  10022

Richard C. Blum<F4>             15,841 shares               Less than 1%

Emmet J. Cashin, Jr.<F5>         6,000 shares               Less than 1%

Martin M. Koffel<F5>           344,000 shares                 4.69%

Richard B. Madden                5,000 shares               Less than 1%

Richard Q. Praeger<F6>          10,211 shares               Less than 1%

Irwin L. Rosenstein<F7>         42,968 shares               Less than 1%

Michael B. Shane<F8>           142,036 shares                 1.99%

William D. Walsh<F9>             6,200 shares               Less than 1%

Martin S. Tanzer, Ph.D.<F10>    29,042 shares               Less than 1%

Kent P. Ainsworth<F11>          47,500 shares               Less than 1%

All Officers and             3,276,091 shares                38.44%
Directors as a group
(10 persons)<F12>

[FN]
<F1>    Percentages are calculated with respect to a holder of warrants or options exercisable prior to March 16, 1994 as if such holder had exercised its warrants or options. Warrant shares and option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

<F2>    Richard C. Blum is the majority stockholder of RCBA, Inc.

<F3>    RCBA, Inc. is the sole general partner of BK Capital Partners, BK
        Capital Partners II and BK Capital Partners III, the address of each of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, Inc. is an investment adviser to The Common Fund, the address of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, Inc. exercises voting and investment discretion as to all such shares.

<F4>    Includes 7,387 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan, and currently exercisable portions of options. Does not include shares held by RCBA, Inc. or entities managed by RCBA,


        Inc., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc.

<F5>    Represents currently exercisable portions of options.

<F6>    Includes 4,211 shares held directly and currently exercisable portions of options.

<F7>    Includes 2,114 shares held directly and currently exercisable portions of options.

<F8>    Includes 1,500 shares held directly and currently exercisable portions of options.

<F9>    Includes 2,200 shares held directly and currently exercisable portions of options.

<F10>   Includes 5,500 shares held directly and currently exercisable portions of options.

<F11>   Includes 7,500 shares held directly and currently exercisable portions of options.

<F12>   Includes shares held by RCBA, Inc. and by entities managed by RCBA,
        Inc., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc.



























         COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

     During fiscal 1993, the following persons failed to file on a timely basis reports required under Section 16(a) of the Securities Exchange Act of 1934: (i) Emmet J. Cashin, Jr., a Director of the Company, who was late in filing a report concerning his sale on September 28, 1993 of 173 shares of Common Stock in his capacity as the administrator of his late mother's estate; and (ii) Executive Life Insurance Company in Rehabilitation, a former ten percent stockholder, which failed to file on a timely basis a report concerning its disposition on September 3, 1993 of 507,473 shares of Common Stock, which it owned directly.

                  RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Coopers & Lybrand to serve as the Company's independent auditors for the 1994 fiscal year. Coopers & Lybrand have served as the Company's independent auditors since June 1988. The Board of Directors is submitting its selection of that firm to the stockholders for ratification in order to ascertain the stockholders' views. Such ratification will require the affirmative vote of the majority of shares present in person or represented by proxy and voting at the Meeting. If ratification is not provided, the Board of Directors will reconsider its selection.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS THE INDEPENDENT AUDITORS OF THE COMPANY.


                        PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders of the Company intended to be presented at the next annual meeting must be received by the Company by October 18, 1994 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                              OTHER BUSINESS

     The Board of Directors is not aware of any other business which will come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted thereon in accordance with the judgment of the persons voting the proxies.


                                             FOR THE BOARD OF DIRECTORS



                                             Michael B. Shane, Secretary

San Francisco, California



                             URS CORPORATION
                             ---------------

Proxy Solicited by Board of Directors for Annual Meeting of March 22, 1994
- --------------------------------------------------------------------------

Kent P. Ainsworth and Michael B. Shane, or either of them, each with the power of substitution, are hereby authorized to represent and vote, as designated below, the shares of the undersigned at the annual meeting of stockholders of URS Corporation to be held on March 22, 1994, or at any adjournment of the annual meeting.

The Board of Directors recommends a vote FOR the election of directors and FOR
Item 2.

1.   Election of Directors:

     /__/ FOR all nominees listed below (except as marked to the contrary below):

     /__/ WITHHOLD AUTHORITY to vote for nominees listed below:

     (Instruction:  To withhold authority for any individual nominee, strike a line through the nominee's name in the list below)

 Richard C. Blum          Emmet J. Cashin, Jr.      Martin M. Koffel
 Richard B. Madden        Richard Q. Praeger       Irwin L. Rosenstein
 Michael B. Shane         William D. Walsh


              (Continued, and to be signed, on reverse side)
















2. Ratification of the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1994:

          FOR /__/       AGAINST /__/        ABSTAIN /__/

3.   Upon any other matters which might come before the meeting.

Shares voted by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR Item 2.


                              Dated ____________________, 1994



                              ___________________________________
                              Stockholder's Signature

                              ___________________________________
                              Stockholder's Signature

                              Please sign exactly as name appears on
                              this proxy.  If signing for estates,
                              trusts, or corporations, title or
                              capacity should be stated.  If
                              shares are held jointly, each holder
                              should sign.


                    PLEASE MARK, DATE, SIGN AND RETURN





